Exhibit 10.9
HYATT HOTELS CORPORATION
2025-2027 Performance Share Unit Award

The following sets forth the terms of your Hyatt Hotels Corporation Performance Share Unit (“PSU”) Award:
AWARD:

Target Number of PSUs:	_____
Maximum Number of PSUs:	200% of Target Number of PSUs
PSU Grant Identifier:	May 21, 2025 (the “Grant Date”)

PERFORMANCE CONDITIONS:

Performance Period:	The “Performance Period” shall be the period commencing on January 1, 2025 and continuing through the first to occur of December 31, 2027 or the occurrence of a Change in Control.
Vesting of Award and Payment Date:	The PSUs are earned (or not) based on achievement of the Performance Goals set forth in this Agreement and subject to the Participant’s continuous Service with the Company through the last day of the Performance Period (except as otherwise set forth in this Agreement). Except as otherwise provided upon a Change in Control, to the extent that the PSUs are earned and vest, shares of Common Stock underlying the earned PSUs shall be delivered to the Participant within thirty (30) days following the Determination Date (but in no event later than March 15, 2028).
The Performance Share Unit Award (this “Award”) that is described and made pursuant to this Performance Share Unit Award Agreement (this “Agreement”) is issued under the Fifth Amended and Restated Hyatt Hotels Corporation Long-Term Incentive Plan (as may be amended from time to time, the “Plan”). By electronically acknowledging and accepting this Award within 30 days after the date of the electronic mail notification to you of the grant of this Award (the “Electronic Notification Date”), you agree to be bound by the terms and conditions herein, the Plan, all conditions established by the Company in connection with awards issued under the Plan and all determinations of the Talent and Compensation Committee of the Board of Directors of the Company (the “Committee”) hereunder. In order to vest in the Award you must accept this Award within 30 days of the Electronic Notification Date. If you fail to accept this Award within 30 days of the Electronic Notification Date, the Award will be cancelled and forfeited.

The following terms and conditions apply to the Performance Share Units granted pursuant to this Award.

Company; Defined Terms:
Except as the context may otherwise require, references to the “Company” shall be deemed to include Hyatt Hotels Corporation and its subsidiaries and affiliates.
To the extent not defined herein, capitalized terms shall have the meanings ascribed to them in the Plan.

Definitions:
As used herein, the following terms shall have the following meanings, and all determinations and interpretations of these terms shall be made by the Committee in its sole discretion:
“Adjusted Free Cash Flow” represents net cash provided by operating activities less capital expenditures and less estimated cash taxes on asset sales as disclosed in a report filed with the SEC to report annual results. Calculation of Adjusted Free Cash Flow excludes adjusted free cash flow impacts related to acquisition and disposition activity that occurs during the year ended 12/31/2027.
“Adjusted EBITDA to Adjusted Free Cash Flow Conversion Ratio” means Adjusted Free Cash Flow divided by Adjusted EBITDA for the 12-month period ending as of 12/31/2027. Calculation of Adjusted EBITDA to Adjusted Free Cash Flow Conversion Ratio excludes Adjusted EBITDA and Adjusted Free Cash Flow impacts related to acquisition and disposition activity that occurs during the year ended 12/31/2027.
“Adjusted EBITDA” means net income (loss) attributable to Hyatt Hotels Corporation plus net income (loss) attributable to noncontrolling interests and Hyatt Hotels Corporation’s pro rata share of unconsolidated owned and leased hospitality ventures' Adjusted EBITDA is based on Hyatt Hotels Corporation’s ownership percentage of each owned and leased venture, adjusted to exclude the following items:
• management and hotel services agreement and franchise agreement assets ("key money assets") amortization and performance cure payments, which constitute payments to customers ("Contra revenue");
• revenues for reimbursed costs;
• stock-based compensation expense;
• transaction and integration costs;
• depreciation and amortization;
• reimbursed costs that we intend to recover over the long term;
• equity earnings (losses) from unconsolidated hospitality ventures;
• interest expense;
• gains (losses) on sales of real estate and other;
• asset impairments;
• other income (loss), net; and

• benefit (provision) for income taxes.
We calculate consolidated Adjusted EBITDA by adding the Adjusted EBITDA of each of our reportable segments and eliminations to unallocated overhead expenses.
"Average Organic Net Rooms Growth" means the compounded annual growth rate determined using the total system-wide rooms as of 12/31/2024 as compared to the total system-wide rooms as of 12/31/2027, as disclosed in an applicable report filed with the SEC. Total system-wide rooms used in the calculation exclude brand acquisitions and real estate acquisitions acquired during the Performance Period.
“Final Stock Price” means a company’s 20-trading day average closing stock price on its principal stock exchange through and including the last trading-day of the Performance Period.
“Initial Stock Price” means a company’s 20-trading day average closing stock price on its principal stock exchange through and including the last trading-day preceding the start of the Performance Period.
“Performance Goals” means (1) Average Organic Net Rooms Growth; (2) Adjusted EBITDA to Adjusted Free Cash Flow Conversion Ratio; and (3) Relative TSR Rank.
“SEC” mean the Securities and Exchange Commission.
“TSR Peer Group Companies” means, for the Performance Period, Accor S.A., Choice Hotels International, Inc., Hilton Worldwide Holdings Inc., Marriott International, Inc., InterContinental Hotels Group PLC, and Wyndham Hotels & Resorts, Inc.
“TSR” means, with respect to any company, the quotient obtained by dividing (i) such company’s Final Stock Price, plus per share dividends over the Performance Period (assuming reinvestment in such company’s common stock as of the applicable ex-dividend date), less the company’s Initial Stock Price, divided by (ii) such company’s Initial Stock Price.

Determination of Number of Earned Performance Share Units:	The number of PSUs earned, if any, for the Performance Period shall be determined as follows:
Earned PSUs =
((Average Organic Net Rooms Growth Payout Percentage) x 50% of Target Number of PSUs)
+
(Adjusted EBITDA to Adjusted Free Cash Flow Conversion Ratio Payout Percentage x 50% of Target Number of PSUs))
x
Relative TSR Modifier

The “Average Organic Net Rooms Growth Payout Percentage” is based on achievement of the Average Organic Net Rooms Growth at the end of the Performance Period, as determined by the Committee in its sole discretion, in accordance with the following table:

		Below Threshold	Threshold	Target	Maximum
	Average Organic Net Rooms Growth Performance	[__]	[__]	[__]	[__]
	Average Organic Net Rooms Growth Payout Percentage	[__]	[__]	[__]	[__]

The “Adjusted EBITDA to Adjusted Free Cash Flow Conversion Ratio Payout Percentage” is based on achievement of Adjusted EBITDA to Adjusted Free Cash Flow Conversion Ratio at the end of the Performance Period, as determined by the Committee in its sole discretion, in accordance with the following table:

		Below Threshold	Threshold	Target	Maximum
	Adjusted EBITDA to Adjusted Free Cash Flow Conversion Ratio Performance	[__]	[__]	[__]	[__]
	Adjusted EBITDA to Adjusted Free Cash Flow Conversion Ratio Payout Percentage	[__]	[__]	[__]	[__]

Achievement between threshold and target and between target and maximum will be interpolated linearly.

The “Relative TSR Modifier” means the Company’s Relative TSR Rank compared to the TSR Peer Group Companies, as determined by the Committee in its sole discretion, in accordance with the following table:

Relative TSR Rank	Relative TSR Modifier
1st	[__]
2nd	[__]
3rd	[__]
4th	[__]
5th	[__]
6th	[__]
7th	[__]

Notwithstanding the foregoing or anything herein to the contrary, if, during the Performance Period, any TSR Peer Group Company undergoes a material change in capitalization or a corporate transaction, or ceases to be publicly traded on an established securities market, as determined by the Committee in its sole discretion, then the Committee shall be authorized to make such adjustments to the TSR Peer Group Companies and/or Relative TSR Modifier as the Committee deems, in its sole discretion, to be appropriate.

Except as otherwise provided upon a Change in Control, the Committee shall determine the number (if any) of PSUs that has been earned hereunder following the end of the Performance Period (such date of determination, the “Determination Date”). Subject to Participant’s continuous Service through the last day of the Performance Period (except as otherwise provided herein), as of the Determination Date, Participant shall earn a number of PSUs based on the Committee’s determination of performance with respect to the Performance Goals. In no event shall Participant earn a number of PSUs in excess of the Maximum Number of PSUs indicated above. All PSUs that are not earned as of the Determination Date shall be forfeited.

Adjustments:
Adjusted EBITDA, Adjusted Free Cash Flow and the determination of the Company’s performance may be further adjusted, in the Committee’s discretion, to reflect any or all the following items:

•Include or exclude Adjusted EBITDA and Adjusted Free Cash Flow associated with new acquisitions or dispositions
•Include or exclude the effect of changes in accounting methodology that have an impact of more than 1% to Adjusted EBITDA and Adjusted Free Cash Flow
•Exclude restructuring costs incurred during the performance period with regards to Adjusted Free Cash Flow

In addition, without limiting the foregoing, the Committee shall have the sole authority and discretion to adjust the achievement of the Performance Goals (including any individual component of the Performance Goals) by the

Company to reflect any items that it deems appropriate, including (but not limited to), items relating to any unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions.

Settlement and Payment of PSUs:
Except as otherwise provided upon a Change in Control, each PSU that is earned in accordance with the foregoing shall be settled by delivery of one share of Common Stock delivered to the Participant within thirty (30) days following the Determination Date (and in no event later than March 15, 2028) (the “Payment Date”), subject to tax withholding, as provided below.

Termination of Service:
Subject to the exceptions below, PSUs will only be eligible to vest and become earned and payable if the Participant remains in continuous Service with the Company from the Grant Date through the last day of the Performance Period. “Service” for purposes of this Award shall mean employment as an Employee, or service to the Company as a Director or Consultant. Except as expressly provided below, all unearned PSUs will be forfeited and cancelled for no consideration upon the Participant’s Termination of Service. Notwithstanding the foregoing, PSUs will not be forfeited or cancelled in the following circumstances:
•    Retirement, Death or Disability. Notwithstanding any terms and conditions of the Amended and Restated Retirement Policy Regarding Equity Vesting adopted by Hyatt Hotels Corporation (the “Retirement Policy”) to the contrary, in the event of the Participant’s Retirement (as defined in the Retirement Policy), death or Disability (as defined below) prior to the end of the Performance Period, the PSUs will remain outstanding and eligible to vest and the Participant shall be eligible to earn PSUs on a pro rata basis determined by multiplying the number of PSUs that would have been earned hereunder based on actual performance through the end of the Performance Period by a fraction, the numerator of which equals the number of full months of Service prior to such termination and the denominator of which equals thirty-six (36), and shares of Common Stock underlying the earned PSUs shall be delivered to the Participant (or the Participant’s estate) as set forth above under “Vesting of Award and Payment Date”. Notwithstanding the foregoing, if the Participant provides written notice of the Participant’s Retirement date at least one year prior to such Retirement, the Participant shall be eligible to earn the full amount of PSUs that would have been earned as of the Determination Date based on actual performance (without proration). As described below, PSUs are subject to cancellation and forfeiture for no consideration in the event the Participant engages in certain “detrimental conduct” (as defined below). For this purpose “Disability” shall mean a termination of the Participant’s continuous Service due to either (i) the Participant being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (ii) the Participant, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under the Company’s long-term disability plan, and/or (iii) the Participant being determined to be totally disabled by the Social Security Administration.

Change in Control:
In the event of a Change in Control during the Performance Period, if the acquirer or successor entity declines to assume or to provide a replacement or substitute award for any unvested portion of this Award as contemplated by Section 12.2(e) of the Plan in connection with such Change in Control, subject to the Participant’s continuous Service through the date of such Change in Control (or earlier termination due to death, Disability or Retirement, in which case the above provisions shall control), the date of the Change in Control shall be the last day of the Performance Period, and the number of PSUs earned hereunder will be determined as of immediately prior to the Change in Control and will equal the greater of (i) the total number of PSUs earned based on actual performance through the date of the Change in Control, and (ii) the total number of PSUs earned based on Threshold Performance for each Performance Goal, both subject to adjustment based on the Relative TSR Modifier, measured as of the date of such Change in Control, provided, that if such Change in Control occurs within the first calendar year of the Performance Period, the number of earned PSUs shall be determined without regard to the Relative TSR Modifier. Settlement of PSUs will be accomplished through the issuance of shares of Common Stock or cash, as the Committee may determine, and any earned PSUs (and the Dividend Equivalents thereon) shall be settled upon or within fifteen (15) days after the Change in Control (which shall be deemed to be the Payment Date). Any PSUs not earned upon a Change in Control shall be forfeited and cancelled for no consideration.

Right of Ownership:
The Participant shall not have any rights or privileges of a stockholder with respect to the PSUs subject to this Award or any shares of Common Stock underlying this Award unless and until shares of Common Stock are delivered in respect hereof.

Dividend Equivalent Rights:
Each PSU granted hereunder is hereby granted in tandem with a corresponding Dividend Equivalent right that shall, while it remains outstanding, and to the extent that dividends are paid on Common Stock and subject to the terms set forth below, entitle the Participant to a cash payment in the amount of any such dividend(s) paid by the Company in respect of a share of Common Stock. The Dividend Equivalent right shall remain outstanding from the Grant Date through the earlier to occur of (a) the termination or forfeiture for any reason of the PSU to which such Dividend Equivalent right corresponds, or (b) the delivery to the Participant of the share of Common Stock (or other payment) in respect of the PSU to which such Dividend Equivalent right corresponds (in any case, the “PSU Termination Date”). Each Dividend Equivalent right will entitle the Participant to a cash payment in the amount of any dividend(s) paid by the Company in respect of a share of Common Stock to the extent that such dividend(s) are declared and have ex dividend date(s), in each case, that occur on or after the Grant Date and on or prior to the PSU Termination Date, payable upon the Payment Date in respect of the PSU to which such Dividend Equivalent right corresponds; provided, that with respect to any dividends meeting such criteria that are paid after the PSU Termination Date, the applicable Dividend Equivalent payment will be made if and when the Company pays the underlying dividend or, if later, on the Payment Date (but in no event later than March 15th of the year following the year in which the applicable ex dividend date occurs). For the avoidance of doubt, (i) if a PSU is not ultimately earned hereunder, no Dividend Equivalent payments shall be made with respect to such unearned PSU, and (ii) in no event shall a Dividend Equivalent payment be made that would result in the Participant receiving both the Dividend Equivalent payment (in respect of a dividend) and the actual dividend with respect to the same PSU and corresponding share of Common Stock. Dividend Equivalent rights and any amounts that may become distributable in respect thereof shall be treated separately from the PSUs and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, “Section 409A”).

Tax Withholding:
Unless paid in cash by the Participant at the time of settlement, the Company will deduct or withhold from shares issuable upon settlement of the PSU a number of shares of Common Stock having a Share Value equal to the amount sufficient to satisfy the statutory federal, state, foreign and local taxes and any employment, disability, social welfare or other legally required withholdings (subject to any applicable limitation(s) in the Plan). Notwithstanding anything to the contrary herein, if the tax obligation arises during period in which the Participant is prohibited from trading under any policy of the Company or by reason of the Securities Exchange Act of 1934, then the tax withholding obligation shall automatically be satisfied by the Company withholding shares of Common Stock.
The Participant is encouraged to consult with a tax advisor regarding the tax consequences of participation in the Plan and acceptance of this Award.

Transferability of PSUs:
PSUs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated; provided that in the event of the Participant’s death, shares deliverable or amounts payable with respect to the PSUs shall be delivered or paid, as applicable, to the Participant’s designated beneficiary. The Committee will advise Participants with respect to the procedures for naming and changing designated beneficiaries.

Data Privacy:
By acceptance of this Award, the Participant acknowledges and consents to the terms and conditions set forth in Section 12.18 of the Plan (or any successor provision thereto) pertaining to data privacy and the Hyatt Privacy Policy for Employees, in each case as in effect from time to time.

No Impact on Other Rights:
Participation in the Plan is voluntary. The value of the PSUs is an extraordinary item of compensation outside the scope of Participant’s normal employment and compensation rights, if any. As such, the PSUs are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pensions or retirement benefits or similar payments unless specifically and otherwise provided in the plans or agreements governing such compensation. The Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of PSUs under the Plan is a one-time benefit and does not create any contractual or other right to receive any other grant of PSUs or other awards under the Plan in the future. Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the grant, the form of award, number of shares of Common Stock subject to an award, vesting, and exercise provisions, as relevant.

Restrictive Covenants:
As a condition of this Award, to the extent Participant has not done so already, Participant agrees to execute and deliver, as may be requested by the Company, the (i) Non-Competition Agreement, the (ii) Non-Solicitation & Non-Disparagement Agreement (iii) Confidentiality Agreement, and (iv) Invention Assignment Agreement in form and substance acceptable to the Company (the “Restrictive Covenants”), and Participant agrees to be bound by the terms of such Restrictive Covenants. Participant acknowledges and agrees that Participant shall have at least 14 calendar days to review the Restrictive Covenants before being required to sign them. If Participant signs the Restrictive Covenants prior to the expiration of such 14-day period, Participant waives the remainder of such review period. Participant is hereby advised to consult with Participant’s attorney prior to entering into the Restrictive Covenants.

Effect of Detrimental Conduct:
In the event the Participant engages in “detrimental conduct” (as defined below), the Participant shall forfeit all unvested PSUs (and all shares of Common Stock underlying such PSUs) and all such awards shall be null and void as of the date such detrimental conduct first occurs and the Participant shall not receive any consideration therefor.
Definition of Detrimental Conduct. The Participant will be deemed to have engaged in detrimental conduct if in the reasonable, good faith determination of the Committee, the Participant has engaged in conduct constituting (1) a felony; (2) gross negligence or willful misconduct in the performance of Participant’s duties and responsibilities to the Company; (3) willful violation of a material Company policy, including, without limitation, any policy relating to confidentiality, honesty, integrity and/or workplace behavior, which violation has resulted or may reasonably be expected to result in harm to the Company, its stockholders, directors, officers, employees or customers; (4) improper internal or external disclosure or use of confidential information or material concerning the Company or any of its stockholders, directors, officers, or employees which use or disclosure has resulted or may reasonably be expected to result in harm to the Company; (5) publicly disparaging the Company or any of its stockholders, directors, officers or employees; and/or (6) willful violation of any material agreements with the Company entered into by the Participant in connection with or pursuant to the Plan.
Determination of Detrimental Conduct. Upon a reasonable, good faith determination by the Committee that detrimental conduct has occurred, the Committee shall give the Participant written notice, which shall specify the conduct and the date of the conduct. Any dispute concerning the matters set forth in the notice shall be decided under the procedures in the Plan.

409A:
This Award is intended to comply with Section 409A or an available exemption therefrom. However, notwithstanding any other provision of the Plan or this Award, if at any time the Committee determines that the PSUs and/or Dividend Equivalents (or any portion thereof) may not be compliant with or exempt from Section 409A, the Committee shall have the right in its sole discretion (without any obligation to do so or to indemnify or to be responsible for damages to the Participant or any other person for failure to do so) to adopt such amendments to the Plan or this Award, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate to provide for the PSUs and/or Dividend Equivalents to either be exempt from the application of Section 409A or comply with the requirements of Section 409A; provided, however, that nothing herein shall create any obligation on the part of the Company to adopt any such amendment or take any other action.
Notwithstanding anything herein to the contrary, no payment hereunder shall be made to the Participant during the six (6)-month period following the Participant’s “separation from service” (within the meaning of Section 409A) to the extent that the Company determines that paying such amounts at the time set forth herein would be a prohibited distribution under Section 409A(a)(2)(B)(i). If the payment of any such amounts is delayed as a result of the previous sentence, then within thirty (30) days following the end of such six (6)-month period (or, if earlier, the Participant’s death), the Company shall pay the Participant the cumulative amounts that would have otherwise been payable to the Participant during such period, without interest. For the avoidance of doubt, to the extent that any PSUs are “nonqualified deferred compensation” within the meaning of Section 409A, the settlement of PSUs hereunder upon a Change in Control shall only occur to the extent that such Change in Control is also a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” within the meaning of Section 409A(a)(2)(A)(v).

Claw-back Provision:	This Award (including any proceeds, gains or other economic benefit actually or constructively received by the Participant upon receipt, vesting, exercise (as applicable) and/or disposition of the Award or upon the receipt or resale of any Common Stock underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, whether currently in effect or as adopted/amended in the future, including, without limitation, the Company’s Compensation Recovery Policy, the Company’s Policy for Recovery of Erroneously Awarded Compensation and any claw-back policy adopted to comply with the requirements of applicable law, including without limitation the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy.

PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE PSUs AWARDED PURSUANT TO THIS AGREEMENT MAY BE EARNED ONLY BY CONTINUING SERVICE AT THE WILL OF THE COMPANY (NOT THROUGH THE ACT OF BEING HIRED OR BEING GRANTED THIS AWARD) AND BY ACHIEVEMENT OF THE PERFORMANCE GOALS (AS DETERMINED AND CERTIFIED BY THE COMMITTEE) AND BY COMPLIANCE WITH PARTICIPANT’S VARIOUS OBLIGATIONS UNDER THIS AGREEMENT. PARTICIPANT

FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT NOR IN THE PLAN SHALL CONFER UPON PARTICIPANT ANY RIGHT WITH RESPECT TO CONTINUATION OF SERVICE WITH THE COMPANY, NOR SHALL IT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE PARTICIPANT’S SERVICE AT ANY TIME, FOR ANY REASON OR NO REASON, WITH OR WITHOUT CAUSE, AND WITH OR WITHOUT ADVANCE NOTICE EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.